As Filed With the Securities and Exchange Commission on December 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED NATURAL FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	05-0376157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

313 Iron Horse Way

Providence, Rhode Island 02908

(Address of Principal Executive Offices)(Zip Code)

UNITED NATURAL FOODS, INC. 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Mark E. Shamber

Senior Vice President and Chief Financial Officer

313 Iron Horse Way

Providence, Rhode Island 02908

(401) 528-8634

(Name, address, and telephone number of Registrant’s agent for service)

Copy  to:

Joseph J. Traficanti

Senior Vice President and General Counsel

313 Iron Horse Way

Providence, Rhode Island 02908

(401) 528-8634

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,250,000	$53.23	$66,537,500	$9,075.72

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(h)(1) and (c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high ($53.83) and low ($52.63) prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on December 14, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

United Natural Foods, Inc. (the “Registrant” or the “Company”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in United Natural Foods, Inc. 2012 Equity Incentive Plan (the “Plan”) to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and the Note to Part I of Form S-8. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this registration Statement and shall be deemed to be a part hereof from the date of filing of such document:

(1)                                 The Registrant’s Annual Report on Form 10-K for the year ended July 28, 2012, filed with the Commission on September 26, 2012.

(2)                                 The Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 27, 2012, filed with the Commission on December 6, 2012.

(3)                                 The Registrant’s Current Report on Form 8-K filed with the Commission on December 18, 2012.

(4)                                 The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 11, 1996, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Notwithstanding the foregoing, information furnished to the Commission under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation has the power to indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such suit, action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided, that, in the case of any threatened, pending or completed action by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify such person against any expenses (including attorneys’ fees) reasonably incurred by such person in connection with the action.

Section 145 of the DGCL further provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article Ninth of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that, subject to the Company’s determination of a director’s or officer’s entitlement to indemnification, the Company must indemnify any director or officer of the Company who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding and any appeal therefrom, if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that no indemnification shall be made with respect to any Proceeding by or in the right of the Company as to which such director or officer shall have been adjudged to be liable to the Company, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses.  Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Company is required to indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by or on his or her behalf in connection therewith.

The Company is not required to make the above-described indemnification payments if it determines (in the manner provided in the Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of such a determination by the Company, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by a director or officer, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the

Company notice of the Proceeding for which indemnity is sought and the Company has the right to participate in such Proceeding or assume the defense thereof.

Article Ninth of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

The Company is required to advance to a director or officer, at the director’s or officer’s request, expenses incurred in defending a Proceeding upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

The Company has entered into indemnification agreements with its directors and executive officers that provide such persons indemnification and expense reimbursement rights on the same terms as the provisions of the Certificate of Incorporation described above.  The indemnification agreements also set forth the procedures that will apply in the event a director or officer makes a claim against the Company for indemnification, and further provide that the Company has the burden of proving that a director or officer is not entitled to indemnification with respect to any Proceeding.  The Company’s obligations under each of these agreements survive until the later of (i) the sixth anniversary of the date on which the director or officer ceases to serve as a director or officer of the Company or (ii) the final termination of all Proceedings pending on such sixth anniversary.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Article Eighth of the Certificate of Incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

The Company maintains directors’ and officers’ liability insurance for its officers and directors.

The above discussion of the Certificate of Incorporation, Section 145 and Section 102 of the DGCL and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by the actual provisions of the Certificate of Incorporation, that statute and the indemnification agreements.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Description
4.1

Specimen Certificate for shares of Common Stock, $0.01 par value (Filed as Exhibit 4.1 to the Registrant’s Form 10-K for the year ended August 1, 2009 (File No. 001-15723) and incorporated by reference herein)

4.2	Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended January 31, 2005 (File No. 001-15723) and incorporated by reference herein)
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation (Filed as

Exhibit Number	Description
Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended January 28, 2006 (File No. 001-15723) and incorporated by reference herein)
4.4	Amended and Restated Bylaws, as amended on September 13, 2007 (Filed as Exhibit 3.1 to the Registrant’s Form 8-K filed September 19, 2007 (File No. 001-15723) and incorporated by reference herein)
5.1	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	United Natural Foods, Inc. 2012 Equity Incentive Plan (Filed as Exhibit 10.1 to the Registrant’s Form 8-K filed December 18, 2012 (File No. 001-15723) and incorporated by reference herein)

Item 9.         Undertakings.

a.                                      The Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.                                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.                                       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on this 21st day of December, 2012.

UNITED NATURAL FOODS, INC.

By:	/s/ Mark E. Shamber
Mark E. Shamber
Senior Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Steven L. Spinner and Mark E. Shamber as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven L. Spinner	Director, President and Chief Executive Officer (Principal Executive Officer)	December 21, 2012
Steven L. Spinner

/s/ Michael S. Funk	Chairman of the Board	December 21, 2012
Michael S. Funk

/s/ Mark E. Shamber	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 21, 2012
Mark E. Shamber

/s/ Gordon D. Barker	Director	December 21, 2012
Gordon D. Barker

/s/ Mary E. Burton	Director	December 21, 2012
Mary E. Burton

/s/ Gail A. Graham	Director	December 21, 2012
Gail A. Graham

/s/ James P. Heffernan	Director	December 21, 2012
James P. Heffernan

/s/ Peter Roy	Director	December 21, 2012
Peter Roy

/s/ Richard J. Schnieders	Director	December 21, 2012
Richard J. Schnieders

EXHIBIT INDEX

Exhibit Number	Description
4.1

Specimen Certificate for shares of Common Stock, $0.01 par value (Filed as Exhibit 4.1 to the Registrant’s Form 10-K for the year ended August 1, 2009 (File No. 001-15723) and incorporated by reference herein)

4.2	Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended January 31, 2005 (File No. 001-15723) and incorporated by reference herein)
4.3

Certificate of Amendment of Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended January 28, 2006 (File No. 001-15723) and incorporated by reference herein)

4.4	Amended and Restated Bylaws, as amended on September 13, 2007 (Filed as Exhibit 3.1 to the Registrant’s Form 8-K filed September 19, 2007 (File No. 001-15723) and incorporated by reference herein)
5.1	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	United Natural Foods, Inc. 2012 Equity Incentive Plan (Filed as Exhibit 10.1 to the Registrant’s Form 8-K filed December 18, 2012 (File No. 001-15723) and incorporated by reference herein)